Report of Independent Registered Public Accounting Firm



The Board of Trustees of
Tax -Free Trust of Arizona:


We have examined management's assertion that the Tax-Free
 Trust of Arizona (the "Trust") complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of December 31, 2003, included in the Management Assertion Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Trust's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination.

Our examination was made in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2003 and with respect to agreement of security purchases and sales, for the period from September 30, 2003 (the date of our last examination) through December 31, 2003 without prior notice to management:

1) Inspected documentation of securities held in safekeeping by Bank One (the Custodian);
2) Performed a reconciliation between the Trust's accounting records and the custody records as of December 31, 2003 and verified reconciling items;
3) Agreed pending trade activity for the Trust as of December 31, 2003 to the corresponding subsequent cash statements;
4) Obtained broker confirmations for a sample of ten security purchases and ten security sales for the period September 30, 2003 through December 31, 2003, and agreed broker confirmation to the books and records of the Trust;
5) Reviewed the Custodian's Investment Management & Trust Group Report of Policies and Procedures Placed in Operation and Test of Operating Effectiveness for the Trust Application System ("SAS 70 Report") for the period
January 1, 2002 to December 31, 2002, and noted no negative findings were reported in the areas of Asset Custody and Control; and
6) Obtained representation from the Custodian that all control policies and procedures detailed in Section
III of Bank One's SAS 70 Report and have remained in effect as of December 31, 2003.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Trust's compliance with specified requirements.

In our opinion, management's assertion that the Tax-Free
Trust of Arizona complied with the requirements of subsections
(b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2003, with respect to securities reflected in the investment accounts of the Trust are fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of the Tax-Free Trust of Arizona, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/  KPMG LLP
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New York, New York
April 8, 2004